Indiana Community BANCORP

NEWS RELEASE

For Immediate Release		January 26, 2010

Contacts:	John K. Keach, Jr.	Mark T. Gorski
	Chairman	Executive Vice President
	Chief Executive Officer	Chief Financial Officer
	(812) 373-7816	(812) 373-7379

INDIANA COMMUNITY BANCORP ANNOUNCES
2009 RESULTS

(Columbus, In) – Indiana Community Bancorp (the "Company") (NASDAQ: INCB), the holding company of Indiana Bank and Trust Company of Columbus, Indiana (the “Bank”), today announced a net loss for 2009 of $5.8 million or $(2.09) diluted loss per common share compared to net income of $5.0 million or $1.47 diluted earnings per common share for 2008.  During the fourth quarter of 2009, the Company had a net loss of $1.4 million or $(0.50) diluted loss per common share compared to net income of $1.5 million or $0.43 diluted earnings per common share during the fourth quarter of 2008.  The fourth quarter was negatively impacted by prepayment fees on FHLB advances which totaled $3.8 million.  This expense was partially offset by security gains of approximately $2.0 million.  Management estimates that as a result of the FHLB advance prepayment, the Company’s net interest income will improve by approximately $2.0 million annually beginning in 2010 as compared to the annualized results from the fourth quarter of 2009.  This projected increase in net interest income is expected to result in a net interest margin of approximately 3.25% which would represent an increase of 38 basis points over the net interest margin in the fourth quarter of 2009.  Excluding the impact of the FHLB advance prepayment and the securities sale gains, the Company’s net loss would have been reduced to approximately $364,000 or $(0.20) diluted loss per common share for the fourth quarter.  The major factor which negatively impacted the results for 2009 was the significant increase in the provision for loan losses.  The Company increased the balance in the allowance for loan losses throughout 2009 due to the challenging economic cycle.  Net charge offs for 2009 totaled $11.7 million compared to $2.7 million in 2008 and the provision expense for 2009 totaled $16.2 million compared to $4.3 million in 2008.  The provision for loan losses totaled $3.4 million for the fourth quarter which exceeded net charge offs for the quarter by $943,000.  Retail deposit growth remained strong for 2009 as retail deposits increased $15.7 million for the fourth quarter and $145.3 million for the year.  As of December 31, 2009, shareholders’ equity was $84.9 million and the Company’s tangible common equity to assets ratio was 6.32%.  Chairman and CEO John Keach, Jr. stated, “The banking industry faced numerous challenges during 2009.  In addition to meeting those challenges head on, we focused on implementing changes with an eye toward a brighter future.  Our efforts to reduce our core operating costs and to improve our net interest margin should translate to improvements in our bottom line.”  Executive Vice President and CFO Mark Gorski added, “Capitalizing on market disruption to grow our core deposit base has allowed us to significantly reduce our overall funding cost which will generate increased net interest income in future periods.”

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Indiana Community Bancorp
2009 Results

Balance Sheet

Total assets were $1.0 billion as of December 31, 2009, an increase of $41.0 million from December 31, 2008.  Total loans decreased $22.6 million for the quarter and $63.0 million year-to-date.  Commercial and commercial mortgage loans decreased $16.7 million for the quarter and $28.2 million year-to-date.  The commercial loan portfolio has continued to decline due to the challenging credit market which has contributed to the decrease in new commercial loan originations.  Also contributing to the decrease in commercial loans during the quarter was the transfer of $9.6 million from loans to other real estate owned during the fourth quarter.  Residential mortgage and consumer loans decreased $5.9 million for the quarter and $34.9 million year-to-date.  Mortgage loan originations remain substantially higher than the prior year due to significant refinance activity resulting from low interest rates; however, the majority of the refinance activity occurred in the first half of 2009.  As substantially all new mortgage loans are being sold in the secondary market, residential mortgage balances continue to decline.  Decreases in the mortgage loan portfolio account for $2.9 million of the decrease in consumer loans for the quarter and $22.7 million of the decrease year-to-date.

Total retail deposits increased $15.7 million for the quarter and $145.3 million or 20.9% year-to-date.  This substantial growth in retail deposits during 2009 occurred in all categories as demand deposits increased $9.2 million, interest bearing transaction accounts increased $111.5 million and certificates of deposit increased $24.6 million.  The Bank has seen deposit growth from individual accounts, business accounts and public entity accounts across the entire market footprint.  Management believes that deposit growth reflects customer preference for insured bank deposits which provide safety of principal balance plus interest.  Additionally, management believes that the high level of deposit growth during the year was due in part to the banking market disruption that occurred in the Company’s southeast Indiana footprint.

Total wholesale funding decreased $55.5 million for the quarter and $95.3 million year-to-date.  During the fourth quarter, the Company prepaid $55.3 million of FHLB advances with a weighted average rate of 4.5% to reduce interest expense and improve net interest margin in future periods as yields on investment alternatives were in most cases substantially less than the rates being paid for the advances.

Asset Quality

Provision for loan losses totaled $3.4 million for the quarter and $16.2 million year-to-date which represented significant increases over the comparable periods in 2008.  The provision expense for the year has covered net charge offs and significantly increased the allowance for loan losses.  Net charge offs were $2.5 million for the fourth quarter and included $2.2 million of commercial loan charge offs and $273,000 of consumer loan charge offs.  Year-to-date net charge offs totaled $11.7 million and included $9.9 million of commercial loan charge offs and $1.8 million of consumer loan charge offs.  Total non-performing assets increased $1.5 million for the fourth quarter and $6.7 million year-to-date to $34.4 million at December 31, 2009.  Non-performing assets to total assets increased to 3.41% at December 31, 2009 compared to 2.86% at December 31, 2008.  The ratio of the allowance for loan losses to total loans increased to 1.78% at December 31, 2009 compared to 1.07% at December 31, 2008.

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Indiana Community Bancorp
2009 Results

Net Interest Income

Net interest income decreased $145,000 or 2.0% to $7.1 million for the fourth quarter and year-to-date net interest income decreased $1.3 million or 4.4% to $27.5 million.  Net interest margin for the fourth quarter was 2.87% which was consistent with the previous two quarters.  Year-to-date net interest margin was 2.93% for 2009 compared to 3.35% for 2008.  The decrease in net interest margin for the year was primarily the result of an unusually high balance in interest earning demand deposits and an increase in non-accrual loans.  Due to continued increases in deposits and reduced loan demand, the excess liquidity was invested in short term securities throughout the year.  During the fourth quarter, the Company prepaid $55.3 million of FHLB advances with a weighted average rate of 4.5%.  This transaction should significantly reduce the Company’s interest expense in future periods which will translate to expected improvement in net interest income.  Additionally, during January 2010, the Company restructured the remaining balance of FHLB advances thereby reducing the interest expense on the remaining portfolio of $55 million from 3.0% to approximately 1.9% based on current interest rates.

Non Interest Income

Non interest income increased $1.9 million for the fourth quarter and $738,000 year-to-date, however, included in non interest income for the fourth quarter was $1.9 million in net gain on sale of securities.  Excluding the net gain on sale of securities, non interest income would have been flat for the fourth quarter.  Gain on sale of mortgage loans continues to exceed prior year levels due to increased origination volumes however the quarterly gap continues to narrow.  For the quarter, gain on sale of mortgage loans was up $142,000 while the year-to-date total has increased $1.2 million.  The Bank discontinued offering brokerage services in September 2008.  Brokerage fee income totaled $1.4 million year-to-date in 2008.  Service fees on deposits have run consistently below prior year levels due primarily to a reduction in overdraft fees.  Service fees on deposits were down $115,000 or 6.6% for the quarter and down $444,000 or 6.5% year-to-date.  Miscellaneous income included a write-down on other real estate owned of $468,000 related to a former subdivision loan.

Non Interest Expenses

Non interest expenses increased $4.1 million to $10.7 million for the fourth quarter and $4.6 million to $33.4 million year-to-date, however, included in non interest expenses for the fourth quarter was $3.8 million in FHLB prepayment fees.  Compensation and employee benefits expense increased $205,000 or 6.0% for the fourth quarter and decreased $1.6 million or 10.0% year-to-date.  Four primary factors contributed to the year-to-date decrease in compensation and benefits:  1) the Company froze its defined benefit pension plan effective April 1, 2008 resulting in an expense reduction of $354,000 for the year, 2) the Company reduced its workforce by approximately 10% in the third quarter of 2008 resulting in an expense reduction of approximately $600,000 for the year, 3) the Company discontinued offering brokerage services effective September 2008 resulting in an expense reduction of $809,000 for the year and 4) bonus and vacation related benefits have decreased resulting in an expense reduction of $387,000 for the year.  These decreases to compensation and employee benefits were partially offset by an increase in mortgage commissions of $577,000 as a result of increased mortgage volumes discussed above.  FDIC insurance increased $178,000 for the fourth quarter and $1.5 million year-to-date.  The year-to-date increase includes a special assessment of $454,000.  Marketing expense decreased $464,000 year-to-date due to the timing of advertising associated with the name change which occurred in the first and second quarters of 2008.

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Indiana Community Bancorp
2009 Results

Indiana Community Bancorp is a bank holding company registered with the Board of Governors of the Federal Reserve System.  Indiana Bank and Trust Company, its principal subsidiary, is an FDIC insured state chartered commercial bank.  Indiana Bank and Trust Company was founded in 1908 and offers a wide range of consumer and commercial financial services through 20 branch offices in central and southeastern Indiana.

Forward-Looking Statement

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include expressions such as “expects,” “intends,” “believes,” and “should,” which are necessarily statements of belief as to the expected outcomes of future events.  Actual results could materially differ from those presented.  Indiana Community Bancorp undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. The Company’s ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Company’s most recent annual report on Form 10-K, which disclosures are incorporated by reference herein.

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INDIANA COMMUNITY BANCORP
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)	December 31,	December 31,
	2009	2008

Assets:
Cash and due from banks	$10,808	$22,352
Interest bearing demand deposits	41,253	234
Cash and cash equivalents	52,061	22,586
Securities available for sale at fair value (amortized cost $149,031 and $90,957)	149,633	91,096
Securities held to maturity at amortized cost (fair value $3,802 and $3,884)	4,084	4,467
Loans held for sale (fair value $6,213 and $2,907)	6,075	2,856
Portfolio loans:
Commercial and commercial mortgage loans	527,946	556,133
Residential mortgage loans	97,551	120,227
Second and home equity loans	97,071	104,084
Other consumer loans	15,312	20,532
Unearned income	(99)	(241)
Total portfolio loans	737,781	800,735
Allowance for loan losses	(13,113)	(8,589)
Portfolio loans, net	724,668	792,146

Premises and equipment	15,151	15,323
Accrued interest receivable	3,533	3,777
Goodwill	-	1,394
Other assets	55,118	35,728
TOTAL ASSETS	$1,010,323	$969,373

Liabilities and Shareholders’ Equity:
Liabilities:
Deposits:
Demand	$80,938	$71,726
Interest checking	170,226	110,944
Savings	42,520	40,862
Money market	207,089	156,500
Certificates of deposits	339,025	314,425
Retail deposits	839,798	694,457
Brokered deposits	-	5,420
Public fund certificates	507	10,762
Wholesale deposits	507	16,182
Total deposits	840,305	710,639
FHLB advances	55,000	129,926
Short term borrowings	-	4,713
Junior subordinated debt	15,464	15,464
Other liabilities	14,630	16,619
Total liabilities	925,399	877,361

Commitments and Contingencies

Shareholders' equity:
No par preferred stock; Authorized: 2,000,000 shares Issued and outstanding: 21,500 and 21,500; Liquidation preference $1,000 per share	21,054	20,962
No par common stock; Authorized: 15,000,000 shares Issued and outstanding: 3,358,079 and 3,358,079	21,060	20,985
Retained earnings, restricted	42,862	50,670
Accumulated other comprehensive loss, net	(52)	(605)
Total shareholders' equity	84,924	92,012

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,010,323	$969,373

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INDIANA COMMUNITY BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share data)
(unaudited)	Three Months Ended		Year to Date
	December 31,		December 31,
	2009	2008	2009	2008
Interest Income:
Short term investments	$23	$12	$99	$462
Securities	1,340	815	4,164	2,878
Commercial and commercial mortgage loans	7,520	7,883	30,192	31,406
Residential mortgage loans	1,322	1,897	6,192	8,516
Second and home equity loans	1,236	1,454	4,992	6,186
Other consumer loans	335	437	1,452	1,890
Total interest income	11,776	12,498	47,091	51,338

Interest Expense:
Checking and savings accounts	573	308	1,679	981
Money market accounts	538	611	2,235	2,867
Certificates of deposit	2,543	2,760	10,733	12,265
Total interest on retail deposits	3,654	3,679	14,647	16,113

Brokered deposits	-	91	139	426
Public funds	3	76	77	185
Total interest on wholesale deposits	3	167	216	611
Total interest on deposits	3,657	3,846	14,863	16,724

FHLB borrowings	941	1,234	4,278	5,059
Other borrowings	-	-	1	1
Junior subordinated debt	76	171	411	765
Total interest expense	4,674	5,251	19,553	22,549

Net interest income	7,102	7,247	27,538	28,789
Provision for loan losses	3,433	1,021	16,218	4,292
Net interest income after provision for loan losses	3,669	6,226	11,320	24,497

Non Interest Income:
Gain on sale of loans	430	288	2,630	1,446
Gain/(loss) on sale of securities	1,862	-	1,825	(437)
Investment advisory services	-	-	-	1,371
Service fees on deposit accounts	1,625	1,740	6,347	6,791
Loan servicing income, net of impairment	135	138	530	551
Miscellaneous	532	528	1,346	2,218
Total non interest income	4,584	2,694	12,678	11,940

Non Interest Expenses:
Compensation and employee benefits	3,616	3,411	14,257	15,843
Occupancy and equipment	936	1,012	3,854	4,159
Service bureau expense	434	483	1,891	1,917
FDIC premium	392	214	1,785	286
Marketing	192	180	777	1,241
Goodwill impairment	-	-	1,394	-
FHLB advances prepayment fee	3,813	-	3,813	-
Miscellaneous	1,321	1,287	5,632	5,388
Total non interest expenses	10,704	6,587	33,403	28,834

Income (loss) before income taxes	(2,451)	2,333	(9,405)	7,603
Income tax provision (credit)	(1,082)	824	(3,556)	2,600
Net Income (Loss)	$(1,369)	$1,509	$(5,849)	$5,003

Basic earnings (loss) per common share	$(0.50)	$0.43	$(2.09)	$1.47
Diluted earnings (loss) per common share	$(0.50)	$0.43	$(2.09)	$1.47

Basic weighted average number of common shares	3,358,079	3,358,079	3,358,079	3,359,666
Dilutive weighted average number of common shares	3,358,079	3,358,079	3,358,079	3,365,131
Dividends per common share	$0.010	$0.120	$0.260	$0.640

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Supplemental Data:	Three Months Ended		Year to Date
(unaudited)	December 31,		December 31,
	2009	2008	2009	2008
Weighted average interest rate earned on total interest-earning assets	4.76%	5.62%	5.00%	5.97%
Weighted average cost of total interest-bearing liabilities	1.93%	2.42%	2.14%	2.68%
Interest rate spread during period	2.82%	3.21%	2.86%	3.29%

Net interest margin (net interest income divided by average interest-earning assets on annualized basis)	2.87%	3.26%	2.93%	3.35%
Total interest income divided by average Total assets (on annualized basis)	4.43%	5.19%	4.61%	5.51%
Total interest expense divided by average total assets (on annualized basis)	1.76%	2.18%	1.91%	2.42%
Net interest income divided by average total assets (on annualized basis)	2.67%	3.01%	2.70%	3.09%

Return on assets (net income divided by average total assets on annualized basis)	-0.51%	0.63%	-0.57%	0.54%
Return on equity (net income divided by average total equity on annualized basis)	-6.22%	7.99%	-6.48%	7.11%

	December 31,	December 31,
	2009	2008

Book value per share outstanding	$18.86	$20.98

Nonperforming Assets:
Loans: Non-accrual	$19,889	$22,534
Past due 90 days or more	1,410	518
Restructured	500	1,282
Total nonperforming loans	21,799	24,334
Real estate owned, net	12,603	3,335
Other repossessed assets, net	23	44
Total Nonperforming Assets	$34,425	$27,713

Nonperforming assets divided by total assets	3.41%	2.86%
Nonperforming loans divided by total loans	2.95%	3.03%

Balance in Allowance for Loan Losses	$13,113	$8,589

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